Julius Baer Global Equity Fund
Transactions Effected Pursuant to Rule 10f-3
Quarter Ended: 7/31/05

Adviser:	Julius Baer Investment Management

Name of Security:	NovaTek OAO
Cusip (669888109)
Sold in an Eligible Rule 144A Offering	Yes

Time of Acquisition [10f-3(b)(2)]
- Date Acquired	7/21/2005
- Date First Offered	7/21/2005

Firm Commitment Underwriting	Yes

Reasonableness of Spread [10f-3(b)(6)]
- Offering Price Per Unit	19.00
- Gross Spread % or $	2.00%
- Yield to Maturity	N/A

Issuer in Continuous Operation at	Yes
Least Three Years? [10f-3(b)(4)]

Amount Purchased by Fund and all associated Funds of Adviser [10f-3(b)(7)]
- Size of Issue	878,459,000

- Purchase Price per Unit	16.750
- Total Units Purchased by Fund	2,602
- Total Purchase Price by Fund	43,584
- Percentage of Offering Purchased by Fund	0.005%

- Aggregate Amount Purchased by Adviser	20,269,641
- Percentage of Offering Purchased by Adviser	2.31%

From Whom Purchased [10f-3(b)(8)]
- Selling Dealer	Credit Suisse First Boston

- Syndicate Manager(s)	Morgan Stanley % Co. International Limited
UBS Limited
Credit Suisse First Boston (Europe) Limited
Troika Dialog (Bermuda) Limited
Alfa Capital Markets
Vnesheconombank

- Affiliated Broker / Dealer	UBS Investment Bank